Lighthouse Capital

Contractual Agreement

This Agreement, hear in referenced as (this Agreement), effective as of March 3, 2011, is entered by and between National Automation Services Inc., here in referenced as (the contractor) and Jeffrey Paltrow d/b/a Lighthouse Capital, here in referenced as (the Firm), together being the Parties.

RECITALS

WHEREAS, The Firm has experience in the area of corporation finance, investor communications and financial and investor public relations, and;

WHEREAS, the Contractor desires to formalize its existing business relationship with the Firm with the Contractor in matters concerning corporate finance, investor relations with existing share holders, brokers, dealers, and other investment professionals as to the Contractor's current and proposed activities.

NOW THEREFORE, in consideration of the premises and the mutual convents and agreements set forth, and intending to be legally bound, the Contractor and the Firm agree as follows:

1.

Terms of Contractor: The Contractor engages the Firm to act in a capacity to the Contractor and the Firm agrees to provide services to the Contractor commencing on the date set forth above and ending in One Hundred and Eighty (180) days later ('the term of the agreement").

2.

Duties of the Firm: The Firm will provide the following specific services (services) through its officers and employees during the terms of the Agreement.

a.

Advise and assist the Contractor in the developing and implementing appropriate plans and material for representing the Contractor and its business plans, strategy and personnel to the financial community, and creating the foundations for subsequent financial public relations efforts.

b.

Introduce the Contractor to the financial community.

c.

With the cooperation of the Contractor, maintaining an awareness during the term of this Agreement of the Contractor's plans, strategy and personnel to the financial community.

d.

Assist and advise the Contractor with respect to its; (i) stockholder and investor relations; (ii) relations with brokers, dealers analyst, and other investment professionals, and; (iii) financial and media public relations generally.

e.

Perform the functions generally assigned to investor/stockholder relations departments in major corporations, including; (i) responding to telephone and written inquiries (which may be referred to the Firm by the Contractor); (ii) assisting in the preparation of the press releases for the Contractor with the Contractor's involvement and approval for reviewing press releases, reports and other communications with or to shareholders, the investment community, and the general public; (iii) advising with respect to the corporate symbols, logos, names, and other matter relating to the corporation image.

f.

Upon receipt of the Contractor's approval, conduct meeting in person or by telephone, with brokers, dealers, analyst, the investment professionals and the general investing public.

g.

At the Contractor's request, review business plans, strategies, mission statement, budgets, proposed transactions and other plans for the purpose of advising the Contractor of the investment community implications thereof.

h.

Otherwise perform as the Contractor's financial relations and public relations The Firm.

3.

Allocation of Time and Energy; The Firm will perform the services in a professional manner, in accordance with the accepted industry standards and in compliance with the applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, the parties acknowledge and agree that a disproportionately large amount of the effort to be extended and the cost to be incurred by the Firm and the benefits to be received by the Contractor are to be expected to occur upon and shortly after, and in any event, within two months of the effectiveness of this Agreement. It is explicitly understood the Firm's performance of its duties hereunder will in no way be measured by the price of the Contractor's common stock, nor the trading volume of the Contractor's common stock.

4.

Remuneration: As full and complete compensation for The Firm's agreement to perform the services, the Contractor shall compensate as follows:

a.

For undertaking the engagement and the other good of valuable consideration, the Contractor agrees to issue and deliver to The Firm a "Commencement Bonus" payable in the form of Three Million Five Hundred Thousand (3,500,000.00) restricted shares (with piggy-back registration rights). The Contractor's bonus shall be issued to The Firm immediately. This Agreement and renewal thereof, and shall, when issued to the Firm, be fully paid and non assessable. The Contractor understands and agrees that the engagement by the Contractor will derive substantial benefit from the execution of this Agreement and ability to establish its relationship with The Firm; the shares of common stock are issued as a Commencement Bonus, therefore constitutes initial payment for The Firm's agreement to consult with the Contractor and are a prepayment for future services. If the Contractor attempts to terminate this Agreement prior to expiration of its term for any reason whatsoever, it is agreed and understood that The Firm will not be requested or demanded by the Contractor to return any of the shares of Common stock paid to it hereunder.

b.

All shares of the common stock issued pursuant to this Agreement shall be issued in the name of Jeffrey Paltrow. The Contractor agrees that it will use its best efforts to include all shares issued to The Firm hereunder the Contractor's next Registration Statement to be declared effective by the SEC as soon as possible thereafter and not to exceed on year from their date of issue.

5.

Expenses: The Firm agrees to pay for all of its expenses (phone, labor, etc.) other than extraordinary items including travel and entertainment required by/or specifically requested by the Contractor, luncheons or dinners for large groups of investment professionals, mass faxing to a sizable percentage of the Contractor's constituents, investor conference call, print advertisement in publications and like expenses approved by the Contractor prior to its incurring an obligation for reimbursement.

6.

Indemnification: The Contractor agrees to indemnify and hold The Firm harmless from and against any losses, damages, or liabilities related to or out of The Firm's engagement, and will reimburse The Firm from all reasonable expenses (including reasonable counsel fees) as they are incurred by The Firm in connection with investigating, preparing for, or defending any action or claim related thereto, whether or not in connection with pending or threatened litigation in which The Firm is a party. The Contractor will not, however, be responsible for any actions claims, liabilities, losses , damages, liabilities related to, and other equitable considerations; provides, however, that in no event shall amount to be contributed by The Firm exceed the amounts actually received by The Firm. The foregoing hall be in addition to any rights that The Firm may have at common law or otherwise and shall extend upon the same terms to inure to the benefit or and director, officer, employee, agent or controlling person The Firm.

7.

Representation: The Contractor warrants and represents that all oral communications, written documents or materials furnished to The Firm are accurate and The Firm warrants and represents that all communications by The Firm with the public with respect to the financial affairs, operations profitability and strategic planning of the Contractor will be in accordance with information provided to it by the Contractor. The Contractor may rely upon the accuracy of the information provided by the Contractor without independent investigations under federal or any state regulations necessary to perform the services set forth herein. The Firm and its officers and directors are not the subject of any investigation, claim decree, or judgment involving any violations of the SEC or securities laws.

8.

Statute of Independent the Firm: The Firm's engagement pursuant to the Agreement shall be as independent The Firms, and not as an employee, office or other against the Contractor. Neither party to this agreement shall represent or hold itself out to be the employer or employee of the other. The Firm further acknowledges the consideration provided herein above is a gross amount of consideration and that the Contractor will not Withhold from such consideration in an amount as to income taxes and other such payments shall be made or provided for The Firm and the Contractor shall have no responsibility or duties regarding such matters. Neither the Contractor nor The Firm possesses the authority to bind each other in any agreements without the expressed written consent on the entity to be bound.

9.

Waiver: The waiver by either party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

10.

Notices: All notices, request and other communications hereunder shall be deemed to be duly given if sent by U.S. mail postage, prepaid, and addressed to the other party as the addressed party set forth herein below.

11.

Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by construed, and enforced in accordance with the internal laws of the State of Florida, without giving the effect to its conflict of the laws choice of law principles.

a.

The parties agree that all disputes between them of any nature whatsoever shall be resolved in Deland, Florida via binding arbitrations before either the America Arbitration Association (www,ADR.org) or JAMS (www.jamsadr,org)whichever the Contractor prefers,

b.

The arbitrator shall have the power to decide all matter including arbitrary, but must decide all disputes in accordance with Florida law.

c.

The Parties choose arbitration because it is usually faster and less expensive than litigations. And it will allow the parties to resolve their disputes privately.

d.

The arbitrator shall allow limited discovery to all Parties to present our respective cases, but shall be mindful of our desire to avoid the expense of broad discovery typically allowed in litigation,

12.

Either party may change address to which notices for it shall be addresses by providing notice of such change to other party in the manner set forth in the Paragraph 13,

13.

Complete Agreement: The Agreement contains the entire agreement of the party's relations to the subject matter thereof, This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change modification extension or discharge is sought.

AGREED TO:

/s/ Robert Chance

March 8, 2011

Robert W Chance

Date

Duly signed Officer

National Automation Services, Inc.

/s/ Jeff Paltrow

March 3, 2011

Jeffrey Paltrow

Date

d/b/a Lighthouse Capital